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                                                                    Exhibit (j)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of International Value Fund, Emerging Markets Fund, International Growth Fund, and International Core Fund (each a series of Hansberger Institutional Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 28, 2006